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Company Press Release

SOURCE:  Burnham Pacific Properties, Inc.

Burnham Pacific Closes on Golden State Properties Acquisition and Related Investments by Blackacre Capital and Westbrook Partners

SAN DIEGO, Jan. 5 /PRNewswire/ -- Burnham Pacific Properties, Inc. (NYSE: BPP
- news) announced today that it has completed its acquisition of the 2.6 million square-foot California retail portfolio of Golden State Properties, making it the largest publicly traded West Coast retail REIT. In addition, the Company announced that simultaneous with the closing of the acquisition, affiliates of Blackacre Capital Group, LP (previously the majority owner of the Golden State Properties portfolio) and Westbrook Partners, L.L.C. invested $120 million in newly issued convertible preferred securities of Burnham Pacific.

The Transaction

     Burnham Pacific acquired the Golden State portfolio for an initial price of $302.4 million. Blackacre, Highridge, and Westbrook invested in $120 million of convertible preferred securities carrying a dividend yield of 8%, and ultimately exchangeable for Burnham Pacific common shares at a price of $15-3/8 per share. Burnham Pacific's total equity base was increased some 35% by the addition of the $120 million in convertible preferred securities.

     Nomura Asset Capital Corporation funded $150 million in first mortgage debt collateralized by the Golden State assets at a rate of 6.76%. The balance of the initial price was funded from Burnham Pacific's line of credit which is also provided by Nomura.

     The partners of Golden State have the right to receive up to an additional $41.6 million for value created through the lease-up of certain specified unleased portions of the portfolio. The additional consideration will be paid out over an eighteen-month period. Any leasing activity for the unleased and unbuilt space must adhere to certain standards as to use, creditworthiness and lease terms, with Golden State responsible for all leasing costs and Burnham Pacific retaining certain approval rights.

     Donaldson, Lufkin & Jenrette Securities Corporation acted as Financial Advisor in connection with the transaction.

The Acquired Golden State Properties

     The acquired Golden State portfolio consists of 20 grocery-anchored community centers, all of which are located in California. The properties contain about 2.6 million

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square feet and are approximately 92.3% leased. Supermarkets, including
Ralph's, Raley's and Food 4 less, account for 27.4% of the total base rents for the properties.

     In commenting on the portfolio, David Martin, President and CEO of Burnham Pacific, stated, "In management's opinion, anchor tenant sales are strong, the properties are located in desirable "in-fill" locations, and the acquisition price is well below replacement cost. Upside potential value exists in the opportunity to increase below market rents as leases expire, and in several value enhancement opportunities."

     The acquired properties located in Northern California include Creekside Shopping Center in Vacaville; Sunset Center in Suisun City; Discovery Plaza, Summer Hills Shopping Center and Arcade Square in Sacramento; Prospector's Plaza in Placerville; Santa Rosa Value Center in Santa Rosa; 580 Marketplace in Castro Valley; Gateway Plaza in Fremont; Southampton Shopping Center in Benicia; Silver Creek Plaza in San Jose; and Shasta Crossroads in Redding. Properties located in Southern California include Centerwood Plaza in Bellflower; Ralph's Center in Redondo Beach; Bell Gardens Marketplace in Bell Gardens; Westminster Center in Westminster; Buena Vista Shopping Center in Duarte; San Marcos Plaza in San Marcos; Hallmark Town Center in Madera; and Menifee Town Center in Menifee.

Burnham Pacific Post-Acquisition

     Following the completion of the Golden State acquisition, Burnham Pacific owns interests in 61 properties totaling some 8.2 million square feet with a book value exceeding $1.1 billion. Of the total GLA, over 93% is in the form of retail properties.

     "In addition to making Burnham Pacific the largest retail REIT in California," stated David Martin, "we fully expect this transaction to be accretive to our funds from operations per share on a primary and fully diluted basis and to provide many upside opportunities to create additional value."

The Parties

     Burnham Pacific Properties is a fully integrated real estate operating company which acquires, rehabilitates, develops and manages retail properties on the West Coast. Burnham Pacific has offices in San Diego, Los Angeles, San Francisco and Portland, Oregon. Additional information on Burnham Pacific may be obtained on the company's website at http://www. burnhampacific.com or by calling 800-462-5181.

     Golden State is a private investment partnership between Los
Angeles-based Highridge Partners, Gene Rosenfeld and John Long, and private real estate investment fund Blackacre Capital Group, L.P. of New York.

     Westbrook Partners, L.L.C. is a private, fully-integrated real estate investment management company with approximately $3 billion in real estate investments under management.

     This news release contains forward looking statements regarding future events or financial performance of the Company. These statements are only predictions and actual events or results may differ materially, particularly if the current and

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adverse conditions affecting the California retail economy generally or the
Company's tenants specifically, or otherwise. Investors should refer to the documents the Company files from time to time with the Securities and Exchange Commission, specifically the cautionary statement identifying certain factors that could affect future results included in the MD&A section of our most recent report on Form 10K.

SOURCE:  Burnham Pacific Properties, Inc.

Monday January 5, 7:30 am Eastern Time

Company Press Release

SOURCE:  Burnham Pacific Properties, Inc.

Burnham Pacific Announces Sale of Pacific West Outlet Center

SAN DIEGO, Jan. 5 /PRNewswire/ -- Burnham Pacific Properties, Inc. (NYSE:
BPP -- news), today announced the sale of its Pacific West Outlet Center in Gilroy, California, to Horizon Group, Inc. (NYSE: HGI -- news), of Norton Shores, Michigan, for $38.5 million.

     Pacific West Outlet Center was one of two outlet centers owned by Burnham Pacific. The company continues to own the 255,000 square-foot San Diego Factory Outlet Center in San Ysidro, south of San Diego near the Mexican border.

     "The sale of our Gilroy outlet is consistent with our strategy of focusing on anchored community, promotional and entertainment retail centers in major metropolitan markets on the West Coast," stated David Martin, Burnham Pacific's President and Chief Executive Officer. "As we have done with other non-core properties, we are selling this center with the intent of redeploying the proceeds into properties better aligned with our target strategy."

     Burnham Pacific Properties is a fully integrated real estate operating company which acquires, rehabilitates, develops and manages retail properties on the West Coast. Headquartered in San Diego, Burnham Pacific has offices in Los Angeles, San Francisco and Portland, Oregon.

SOURCE:  Burnham Pacific Properties, Inc.